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                                                                  EXHIBIT 11.1
                            A-FEM MEDICAL CORPORATION
                       CALCULATIONS OF NET LOSS PER SHARE

                                      FOR THE THREE MONTHS                  FOR THE SIX MONTHS
                                          ENDED JUNE 30                       ENDED JUNE 30,
                                 -----------------------------       -----------------------------
                                    2000              1999               2000              1999
                                 -----------       -----------       -----------       -----------
Actual weighted average
   shares outstanding for          9,579,708         9,498,249         9,567,335         9,485,135
   the period
Dilutive common and
   preferred stock, options
   and warrants using the                 --                 -                --                 -
   treasury stock method(1)
                                 -----------       -----------       -----------       -----------

Total shares used in per
   share calculations              9,579,708         9,498,249         9,567,335         9,485,135
                                 -----------       -----------       -----------       -----------
Net loss                         $  (439,779)      $  (653,246)      $  (868,718)      $(1,349,361)
                                 -----------       -----------       -----------       -----------

Basic and diluted net loss
   per share                     $     (0.05)      $     (0.07)      $     (0.09)      $     (0.14)
                                 ===========       ===========       ===========       ===========



(1) Preferred stock, warrants and options outstanding are not included, as the effect would be anti-dilutive.



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